Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-9634 and 333-153435) on Form S-8 of Signet Jewelers Limited of our report dated July 28, 2009, with respect to the combined Statements of Financial Condition of the Signet Jewelers Limited US Employee Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan as of April 30, 2009 and 2008, the related combined Statements of Changes in Plan Equity for each of the years in the three-year period ended April 30, 2009, which appears in the Annual Report on Form 11-K of Signet Jewelers Limited US Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2010.

/S/ KPMG LLP
KPMG LLP Cleveland, Ohio July 20, 2010